Exhibit 99.1

Restoration Hardware, Inc. Reports Fourth Quarter and Full Year Profitability

Comparable store sales for the quarter increase 5.7%

Direct-to-Customer sales for the quarter increase 51%

EPS of 28 cents for the quarter versus 21 cents a year ago, up 33%

EPS of 4 cents for the full fiscal year versus a net loss of 8 cents a year ago

Corte Madera, Calif., March 31, 2005-- Restoration Hardware, Inc. (Nasdaq: RSTO) today announced its financial results for the fourth quarter and fiscal year ended January 29, 2005, including the following:

•                  Net revenue increased 14% to $187.9 million for the fourth quarter of fiscal 2004, versus net revenue of $165.0 million for the same period last year.

•                  Comparable store sales increased 5.7% for the fourth quarter of fiscal 2004, which reflects a holiday comp sales increase of 3.1% and a January comp sales increase of 20.7%.

•                  Direct-to-customer revenue increased 51% to $40.1 million for the fourth quarter of 2004, on top of a 51% increase in the same period in the prior year.

•                  Operating earnings were $17.2 million for the fourth quarter of fiscal 2004, up 23% compared to operating earnings of $13.9 million in last year’s fourth quarter.

•                  Net income for the fourth quarter of fiscal 2004 was $10.6 million, $0.28 per share, as compared to net income of $8.0 million, $0.21 per share, in the fourth quarter of the prior year.

•                  Full year net income was $1.7 million, $0.04 per share, as compared to a net loss of $2.5 million, ($0.08) per share.

As previously announced, the Company will restate its fiscal 2003 and prior years’ financial statements to give effect to a correction in the Company’s lease accounting practices.  All references to financial results in this press release give effect to the anticipated impact of the restatement which the Company expects to complete as part of the filing of its 10-K for the year ended January 29, 2005.  The restatement will also include a reduction in equity in the Company’s balance sheet as of January 31, 2004 to correct an error of approximately $650 thousand relating to the Company’s tax provision calculation for 2001. In addition, during the fourth quarter of fiscal 2004, the Company completed its annual evaluation of previously established tax valuation allowances and identified necessary income tax contingencies. The effect of that review was to reduce its tax provision for the fourth quarter and the year.

Gary Friedman the Company’s President, CEO, and Acting Chairman stated, “We are pleased to report a comparable store sales increase of 5.7% for the fourth quarter and a 7.8% increase for the full fiscal year despite a difficult retail environment for home retailers.  In addition, our Direct-to-Customer business increased 51% for the fourth quarter and 75% for the full year, on top of a 52% increase in fiscal 2003.”

Mr. Friedman continued, “We are also pleased to report our first full year of profitability since 1998, the year in which the Company went public.  While this is a key milestone, it merely represents the first of many important steps to transform Restoration Hardware into a high performance home furnishings brand that will stand the test of time.  As we look forward, we are excited about both the continued initiatives to further evolve the brand, and our investments in operational leadership to enhance the customer experience and drive improved bottom line performance.”

For the year ended January 29, 2005, net revenue was $525.8 million, a 20% increase versus a year ago. Comparable store sales for the full year increased 7.8% on top of a 5.2% increase for the last fiscal year. Direct-to-customer sales increased 75% to $119.0 million on top of a 52% increase a year ago.

Operating income for fiscal 2004 was $4.1 million versus a loss from operations in fiscal 2003 of $1.9 million.  The Company’s net income for the year ended January 29, 2005 was $1.7 million, $0.04 per share, as compared to a net loss of $2.5 million, ($0.08) per share, for fiscal year 2003.

At the end of fiscal 2004, inventory was $144 million as compared to fiscal 2003 ending inventory of $103 million. The higher level of inventory is in support of higher sales levels as well as the earlier timing of inventory purchases to support the Company’s outdoor furniture program, including shipments in transit. The Company received the outdoor furniture shipments early to ensure solid in stock positions for the spring selling season. By the end of the first quarter, inventory levels are expected to be 15 to 20 % higher than the prior year’s first quarter, which is in line with higher sales levels.

The Company provides the following guidance for fiscal 2005 (which excludes the impact of a change in accounting for stock options in accordance with the provisions of SFAS 123R):

•                  Increase in comparable store sales in the low to mid single digits for the full year.

•                  Direct-to-customer net revenue increase of 25% to 35%.

•                  Operating margins of 2 to 3 percent for the full year.

•                  Inventory at year end is projected to be relatively flat compared to fiscal 2004 levels.

•                  First quarter of fiscal 2005 results are expected to be a net loss in the range of $0.10 to $0.11 per share with an expected basic share count of 33.2 million shares.

Conference Call:

The Company’s fourth quarter and full fiscal year 2004 earnings conference call is scheduled for Thursday, March 31, 2005 at 5:00 p.m. Eastern Time. The dial-in number is 800-689-5991.  A live webcast is available at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79100&eventID=1043120. If you are unable to participate during the live webcast, a playback of the conference call will be available via the Internet at http://phx.corporate-ir.net/phoenix.zhtml?p=irol-eventDetails&c=79100&eventID=1043120 beginning at 7:00 p.m. Eastern Time on Thursday, March 31, 2005.  A webcast replay of the call will be available at www.restorationhardware.com under “Company Info-Investor Relations-Event Calendar” or by dial-in (800-938-1602) until April 14, 2005.

About Restoration Hardware, Inc.:

Restoration Hardware, Inc. is a specialty retailer of high quality home furnishings, bath fixtures and bath ware, functional and decorative hardware and related merchandise that reflects the Company’s classic and authentic American point of view.  Restoration Hardware, Inc. sells its merchandise offering through its retail stores, catalog (800-762-1005) and on-line at www.restorationhardware.com. As of March 31, 2005 the Company operated 102 retail stores and two outlet stores in 30 states, the District of Columbia and Canada.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This release contains forward-looking statements that involve known and unknown risks. Such forward-looking statements include, without limitation, statements concerning or relating to implications of the Company’s financial results for the fourth quarter and fiscal year ended January 29, 2005, statements concerning guidance for the full year of fiscal 2005 and the quarterly periods therein, statements relating to improved performance in future periods, statements regarding expected sales levels, statements regarding anticipated future inventory levels and the matching of inventory levels sales and anticipated sales, statements relating to the long-term status of the Company, statements regarding the expected benefits of investments in management and initiatives to evolve the Company’s brand, and other statements containing words such as “plans,” “estimates,” “expects,” and words of similar import or statements of management’s opinion. These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, including financial results, market performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, but are not limited to, customer reactions to the Company’s current and anticipated merchandising and marketing programs and strategies, customer reactions to the Company’s outdoor furniture, timely introduction and customer acceptance of the Company’s merchandise, positive customer reaction to the Company’s catalog and Internet offerings, revised product mix, prototype stores and core businesses, timely and effective sourcing of the Company’s merchandise from its foreign and domestic vendors and delivery of merchandise through its supply chain to its stores and customers, effective inventory and catalog management, actual achievement of cost savings and improvements to operating efficiencies, effective sales performance, in particular during the holiday selling season, the actual impact of key personnel of the Company on the development and execution of the Company’s strategies, changes in investor perceptions of the Company, fluctuations in comparable store sales, limitations resulting from restrictive covenants in the Company’s credit facility, changes in economic or business conditions in general, changes in political conditions in the United States and abroad in general, changes in product supply, changes in the competitive environment in which the Company operates, changes in the Company’s management information needs, changes in customer needs and expectations, governmental actions and other factors detailed in the Company’s filings with the Securities and Exchange Commission, including its recent filings on Forms 10-K, 10-Q and 8-K, including, but not limited to, those described in the Company’s Form 10-Q for the quarter ended October 30, 2004 in Part I, Item 2 thereof (“Management’s Discussion and Analysis of Financial Condition and Results of Operations”) under the captions “Expenses,” “Liquidity and Capital Resources” and “Factors that May Affect our Future Operating Results.” Guidance offered by the Company represents a point-in-time estimate made by management of the Company. The Company undertakes no obligation to update any guidance or any other forward-looking statements in order to reflect events or circumstances that may arise after the date of this release.

Contact:

Patricia McKay

Executive Vice President, Chief Financial Officer

415-924-1005

RESTORATION HARDWARE, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(in thousands, except per share and store data)

	13 weeks ended		13 weeks ended
	1/29/2005	% of Revenue	1/31/2004	% of Revenue
			(as restated)

Retail net revenue	$147,739	78.6%	$138,394	83.9%
Direct-to-customer net revenue	40,119	21.4%	26,561	16.1%
Total net revenue	187,858	100.0%	164,955	100.0%

Cost of revenue and occupancy	119,921	63.8%	105,820	64.2%
Gross profit	67,937	36.2%	59,135	35.8%

Selling, general and administrative expenses	50,740	27.0%	45,196	27.3%
Income from operations	17,197	9.2%	13,939	8.5%

Interest expense, net	(799)	(0.5)%	(480)	(0.3)%

Income before income taxes	16,398	8.7%	13,459	8.2%

Income tax expense	(5,817)	(3.1)%	(5,485)	(3.4)%

Net income	$10,581	5.6%	$7,974	4.8%

Earnings per common share, basic	$0.32		$0.24
Earnings per common share, diluted	$0.28		$0.21
Weighted average shares, basic	33,049		32,753
Weighted average shares, diluted	38,135		37,943

Comparable store sales	5.7%		0.7%
Retail stores open at end of period	102		103
Total selling square footage, end of period	676,520		679,300

RESTORATION HARDWARE, INC.

STATEMENTS OF CONSOLIDATED OPERATIONS (UNAUDITED)

(in thousands, except per share and store data)

	52 weeks ended		52 weeks ended
	1/29/2005	% of Revenue	1/31/2004	% of Revenue
			(as restated)

Retail net revenue	$406,833	77.4%	$370,609	84.5%
Direct-to-customer net revenue	118,990	22.6%	67,899	15.5%
Total net revenue	525,823	100.0%	438,508	100.0%

Cost of sales and occupancy	359,808	68.4%	305,265	69.6%
Gross profit	166,015	31.6%	133,243	30.4%

Selling, general and administrative expenses	161,939	30.8%	135,118	30.8%
Income (loss) from operations	4,076	0.8%	(1,875)	(0.4)%

Interest expense, net	(2,472)	(0.5)%	(2,154)	(0.5)%

Income (loss) before income taxes	1,604	0.3%	(4,029)	(0.9)%

Income tax benefit	100	0.0%	1,511	0.3%

Net income (loss)	$1,704	0.3%	$(2,518)	(0.6)%

Earnings (loss) per common share, basic	$0.05		$(0.08)
Earnings (loss) per common share, diluted	$0.04		$(0.08)
Weighted average shares, basic	32,940		30,873
Weighted average shares, diluted	38,183		30,873

Comparable store sales	7.8%		5.2%
Retail stores open at end of period	102		103
Total selling square footage, end of period	676,520		679,300

RESTORATION HARDWARE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(in thousands)

	1/29/2005	1/31/2004
		(as restated)

ASSETS
Current assets:
Cash and cash equivalents	$1,904	$2,003
Accounts receivable	6,945	5,745
Merchandise inventories	144,185	102,926
Prepaid expense and other current assets	19,574	15,670
Total current assets	172,608	126,344

Property and equipment, net	81,886	83,518
Goodwill	4,560	4,560
Deferred tax asset, long-term portion	18,745	18,051
Other long-term assets	1,464	1,422
Total assets	$279,263	$233,895

LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$63,920	$45,292
Line of credit, net of debt issuance costs	33,819	10,286
Deferred revenue and customer deposits	8,130	7,231
Other current liabilities	14,948	11,438
Total current liabilities	120,817	74,247

Deferred lease incentives	30,365	33,999
Deferred rent	20,321	20,224
Other long-term liabilities	143	352
Total liabilities	171,646	128,822

Series A redeemable convertible preferred stock	8,331	8,541

Common stock	3	3
Additional paid in capital	159,233	158,174
Unearned compensation	—	(234)
Accumulated other comprehensive income	812	1,055
Accumulated deficit	(60,762)	(62,466)
Total stockholders’ equity	99,286	96,532

Total liabilities, redeemable convertible preferred stock and stockholders’ equity	$279,263	$233,895

Common stock issued and outstanding at end of period	33,084	32,768